Exhibit 99.2

AGY HOLDING CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to give effect to the acquisition on June 10, 2009 of 70% of the outstanding shares of Main Union Industrial Ltd. (renamed AGY Hong Kong Ltd.) and its subsidiaries (which we collectively refer to as “AGY China”) by AGY Cayman, a company incorporated in the Cayman Islands and a wholly-owned subsidiary of AGY Holding Corp (which we collectively refer to as “AGY Holding Corp.” or “the Company”).

The Company paid $20 million in cash and assumed substantially all the liabilities of AGY China for a total purchase price of $72.3 million, assuming a 100% ownership interest. This acquisition was accounted for under the purchase method of accounting. Management has preliminarily determined the fair value of assets acquired and liabilities assumed with the assistance of an independent third-party valuation specialist. However, the valuation has not been finalized and accordingly, management has not finalized its accounting for the acquisition as of August 25, 2009, and therefore, all amounts and the preliminary allocation of the total acquisition price to the fair value of the acquired assets less liabilities assumed as described in Note 1, are based on management’s preliminary estimates.

The unaudited pro forma condensed combined balance sheet as of March 31, 2009 gives effect to the acquisition as if it had occurred on March 31, 2009. The Company’s unaudited condensed combined balance sheet information was derived from its Quarterly Report on Form 10-Q for the three months ended March 31, 2009. AGY China’s unaudited condensed combined balance sheet was derived from the unaudited balance sheet as of March 31, 2009 included herein.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the three months ended March 31, 2009 give effect to the acquisition as if it had occurred on January 1, 2008. The Company’s condensed combined statement of operations information for the year ended December 31, 2008 was derived from the consolidated statement of operations included in its 2008 Annual Report on Form 10-K. The Company’s condensed combined statement of operations information for the three months ended March 31, 2009 was derived from its Quarterly Report on Form 10-Q for the three months ended March 31, 2009. AGY China’s unaudited condensed combined statements of operations were derived from the unaudited statement of operations of AGY China for the three months ended March 31, 2009 and the audited statement of operations for the year ended December 31, 2008 included herein.

The unaudited pro forma condensed combined financial information is based upon available information and certain estimates and assumptions that the Company’s management believes to be reasonable. These estimates and assumptions are preliminary and have been made solely for the purposes of developing pro forma financial information. Unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to be indicative of the results of operations or financial position that would actually have been achieved had the transaction been completed for the periods presented, or that may be obtained in the future. This unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of the Company and notes thereto, as well as the unaudited interim financial statements of AGY China. The pro forma adjustments are based on the information available at the time of the preparation of the unaudited pro forma condensed combined financial statements. These statements, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the Securities and Exchange Commission. In addition, the unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of Main Union Industrial Ltd. included herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2009

(Dollars in thousands, unless otherwise noted)

	Historical		Pro Forma Adjustments Note 2			Pro Forma Combined
	AGY Holdings	AGY China
Assets

Current assets:
Cash and cash equivalents	$2,639	$3,169	$—			$5,808
Restricted cash	1,240	—	—			1,240
Trade account receivable	9,364	1,933	2,945	(a	)	14,242
Inventories, net	48,050	3,149	(1,062)	(b	)	50,137
Due from related parties	—	2,945	(2,945)	(a	)	—
Deferred tax assets	6,708	34	—			6,742
Other current assets	2,558	873	—			3,431

Total current assets	70,559	12,103	(1,062)			81,600
Property, plant and equipment, and alloy metals, net	178,080	74,881	(5,429)	(c	)	247,532
Intangible assets, net	20,952	2,693	(1,493)	(d	)	22,152
Goodwill	84,992	—	—			84,992
Other assets	227	751	(264)	(h	)	714

TOTAL	$354,810	$90,428	$(8,248)			$436,990

Liabilities and Shareholder’s Equity

Current liabilities:
Accounts payable	$9,992	$2,464	$—			$12,456
Accrued liabilities	18,566	1,740	1,709	(g	)	22,015
Due to related parties	—	13,241	(13,241)	(e	)	—
Short-term borrowings	—	18,384	(18,384)	(e	)	5,787
			5,787	(f	)
Current portion of long-term debt and capital lease obligations	—	14,240	(14,240)	(e	)	—

Total current liabilities	28,558	50,069	(38,369)			40,258

Long term debt and capital lease obligations	192,700	4,926	(4,926)	(e	)	226,804
			34,104	(f	)
Pension and other employee benefit plans	10,893	—	—			10,893
Other liabilities	—	—	4,209	(g	)	4,209
Deferred tax liabilities	26,584	—	(264)	(h	)	26,320

Total liabilities	258,735	54,995	(5,246)			308,484
Commitments and contingencies
Noncontrolling interest	—	—	12,431	(i	)	12,431

Shareholders’ equity
Common stock & additional paid in capital	—	2	(2)	(j	)	—
Additional paid in capital	102,176	41,512	(21,512)	(j	)	122,176
Retained earnings (deficit)	(6,724)	(13,284)	13,284	(j	)	(6,724)
Accumulated other comprehensive income (loss)	623	7,203	(7,203)	(j	)	623

Total shareholders’ equity	96,075	35,433	(15,433)			116,075

TOTAL	$354,810	$90,428	$(8,248)			$436,990

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2008

(Dollars in thousands, unless otherwise noted)

	Historical		Pro Forma Adjustments Note 2			Pro Forma Combined
	AGY Holdings	AGY China
Net sales	$236,487	$22,833	$—			$259,320
Cost of goods sold	190,154	21,345	57	(k	)	207,162
			(4,394)	(l	)

Gross profit	46,333	1,488	4,337			52,158

Selling, general and administrative expenses	20,237	5,080	—			25,317
Amortization of intangible assets	1,858	76	44	(m	)	1,978
Other operating (expense) income	208	—	—			208

Income (loss) from operations	24,446	(3,668)	4,293			25,071

Other non operating income, net	79	176	—			255
Interest expense	(23,086)	(3,656)	448	(n	)	(26,294)

Income (loss) before income taxes	1,439	(7,148)	4,741			(968)

Income tax (expense) benefit	(1,269)	4	—	(p	)	(1,265)

Net income (loss)	170	(7,144)	4,741			(2,233)

Less: Net loss attributable to the noncontrolling interest	—	—	721	(q	)	721

Net income (loss) attributable to AGY Holding Corp.	$170	$(7,144)	$5,462			$(1,512)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2009

(Dollars in thousands, unless otherwise noted)

	Historical		Pro Forma Adjustments Note 2			Pro Forma Combined
	AGY Holdings	AGY China

Net sales	$39,614	$4,038	$—			$43,652
Cost of goods sold	32,619	5,780	15	(k	)	37,282
			(1,132)	(l	)

Gross profit (loss)	6,995	(1,742)	1,117			6,370

Selling, general and administrative expenses	4,254	294	—			4,548
Restructuring charges	518	—	—			518
Amortization of intangible assets	251	28	2	(m	)	281
Transactions related costs	1,654	—	(1,654)	(o	)	—
Other operating expense	(36)	—	—			(36)

Income (loss) from operations	282	(2,064)	2,769			987

Other non operating income, net	1,104	3	—			1,107
Interest expense	(5,131)	(804)	220	(n	)	(5,715)

Income (loss) before income taxes	(3,745)	(2,865)	2,989			(3,621)

Income tax benefit	1,068	—	—	(p	)	1,068

Net loss	(2,677)	(2,865)	2,989			(2,553)

Less: Net loss attributable to the noncontrolling interest	—	—	459	(q	)	459

Net loss attributable to AGY Holding Corp.	$(2,677)	$(2,865)	$3,448			$(2,094)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

AGY HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

(Dollars in thousands, unless otherwise noted)

Note 1- Business Combination Overview and Preliminary Allocation of Purchase Price

On June 10, 2009, pursuant to the terms of the Sale and Purchase Agreement dated March 12, 2009, by and among AGY Cayman, Grace Technology Investment Co., Ltd., and Grace THW Holding Limited (“Grace”), previously described in the Current Report on Form 8-K of AGY Holding Corp. filed on March 18, 2009, AGY Cayman, a company incorporated in the Cayman Islands and a wholly-owned subsidiary of the Company completed its acquisition of 70% of the outstanding shares of Main Union Industrial Ltd. (renamed AGY Hong Kong Ltd.), a company incorporated in Hong Kong and a wholly-owned subsidiary of Grace Technology Investment Co., Ltd., a company incorporated in the British Virgin Islands and previously a wholly-owned subsidiary of Grace THW Holding Limited. AGY Hong Kong Ltd owns 100% of Shanghai Grace Technology Co., Ltd. (renamed AGY Shanghai Technology Co., Ltd. (“AGY Shanghai”), a company incorporated in the People’s Republic of China (“PRC”), which is also a glassfiber yarns manufacturer. This acquisition expands AGY’s geographic, manufacturing, commercial and servicing capabilities in the Asia-Pacific region relative to the electronics and industrial end-markets.

In connection with the execution of the Sale and Purchase Agreement, the parties entered into several other agreements, including: (1) an option agreement, pursuant to which Grace granted AGY Cayman a call option and AGY Cayman granted Grace a put option, in respect of the 30% interest held by Grace in AGY Hong Kong Ltd., (2) a supply agreement, pursuant to which Grace will purchase certain fiberglass yarn products from AGY, which will have an initial term through December 31, 2013, (3) an intellectual property license agreement pursuant to which AGY Holding Corp. grants to AGY Hong Kong Ltd. a non exclusive, royalty-free, non-transferable know-how and trademarks license for the production and the sale of certain products for specific territories, and (4) a technical service agreement pursuant to which AGY will provide certain technical and manufacturing support services to AGY Shanghai.

The Company paid $20 million in cash for a 70% controlling interest in Main Union Industrial Ltd. and its subsidiaries (which we collectively refer to as “AGY China”) and financed this consideration with an additional equity contribution from certain KAGY Holdings shareholders. As noted previously, the Company entered into an option agreement that grants the Company the right to purchase the remaining 30% ownership at a stipulated multiple of earnings before interest, taxes, depreciation and amortization if certain financial parameters are achieved and grants Grace the right to put their remaining 30% ownership to the Company after the one year anniversary of the execution of the Sale and Purchase Agreement at a stipulated multiple of earnings before interest, taxes, depreciation and amortization. Management believes that either the call option or the put option will be exercised before 2011, and the Company intends to finance the consideration to be paid pursuant to the agreement through the sale of additional equity to its private equity sponsor, if available, or other liquidity.

Preliminary Fair Value Determination and Allocation of Consideration Transferred

As noted above, the Company paid $20 million in cash and assumed substantially all of the liabilities of the acquired business for a total purchase price of approximately $72.3 million taking into account the assumed debt at March 31, 2009 and the fair value of the 30% noncontrolling interest. The acquisition is being accounted for under the purchase method of accounting. Management has preliminarily determined the fair value of assets acquired and liabilities assumed with the assistance of an independent third-party valuation specialist. However, the valuation has not been finalized and accordingly, management has not finalized its accounting for the acquisition, and therefore, all amounts are based on management’s preliminary estimates.

Management believes, based on its preliminary allocation of purchase price to the fair value of the acquired assets less liabilities assumed, that the acquisition was a bargain purchase and will result in negative goodwill. Since the valuation has not been completed and management has not yet finalized its acquisition accounting, the Company has classified the preliminarily determined estimate of negative goodwill as a reduction of the fair value of the machinery and equipment acquired. When management finalizes its determination of the acquisition cost and reassesses the allocation of the acquisition cost to the fair value of the acquired assets and assumed liabilities, which management expects to substantially complete during the third quarter of 2009, any negative goodwill will be recognized as non-operating income. Management believes that the Company was able to negotiate a bargain purchase price as a result of the current economic environment.

Following is a summary of the preliminary estimates of the acquisition price and its allocation to the fair value of the acquired assets less assumed liabilities at March 31, 2009:

Purchase Price:

Cash consideration paid for 70% ownership	$20,000
Fair value of 30% noncontrolling interest	12,431
Debt assumed	39,891

Total purchase price	$72,322

Net identifiable assets acquired:

Cash	$3,169
Trade accounts receivables	4,878
Inventories	2,087
Other currents assets	873
Property, plant and equipment and alloy metals (1)	69,452
Identifiable intangible assets	1,200
Other assets	751
Current liabilities	(5,913)
Other noncurrent liabilities	(4,209)

Total identifiable net assets	$72,322

(1)	Consistent with the Company’s presentation in Form 10-Q filed August 19, 2009, as discussed above, amount is net of negative goodwill of approximately $20,746.

Note 2- Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates of the purchase price and fair values of the assets acquired and liabilities assumed. The final adjustments are expected to be different from these estimates and the differences may be material, including the recording of any negative goodwill which may result from the acquisition as discussed in Note 1. In addition, when the acquisition is finalized, among other things, the depreciable lives of tangible and intangible assets may differ.

The pro forma adjustments included in the unaudited pro forma combined financial statements do not reflect certain adjustments that are expected to result from the acquisition because they are considered to be of a non-recurring nature. These include the lower cost of sales that is expected to result from the write-down of the acquired inventory to its estimated fair market value.

(a)	Reflects the reclassification of balances due from Shanghai Grace Fabric Corporation, a predecessor sister company of AGY China to third party trade receivables.

(b)	Reflects adjusting AGY China’s inventory to its estimated fair market value as of March 31, 2009.

(c)	Reflects an adjustment of the net book value of AGY’s China property, plant and equipment and alloy metals to their estimated fair value as of March 31, 2009, net of the preliminary negative goodwill as discussed in Note 1. The pro forma adjustment is based on the preliminary appraisal of AGY China’s property, plant and equipment at the acquisition date and on the market price for alloy metals at March 31, 2009.

Estimated Fair Market Value at March 31, 2009:
Land use rights	$10,700
Buildings and leasehold improvements	20,750
Machinery and equipment	49,109
Alloy metals	9,639

90,198
Less allocation of preliminary negative goodwill associated with the acquisition	(20,746)

$69,452

(d)	Reflects the estimated fair value of intangible assets acquired of $1,200 as of March 31, 2009, which corresponds to the valuation of customer relationships with an estimated useful life of 10 years.

(e)	Reflects the termination and repayment of AGY China’s predecessor bank debt and related parties working capital loans as part of the closing of the acquisition.

(f)	Reflects the short-term and long-term debt of $39,891 incurred by AGY Shanghai, all but $5,787 of which was refinanced on a long-term basis on July 10, 2009, as discussed below. Accordingly $34,104 was classified as long-term debt and $5,787 remained classified as short-term debt at March 31, 2009.

On July 10, 2009, AGY Shanghai entered into a financing arrangement with the Bank of Shanghai (“Shanghai Credit Facility”). The arrangement consists of a five-year term loan in the aggregate amount of approximately $40,500, a one-year working capital loan in the aggregate amount of approximately $11,700 and a one-year letter of credit facility in the amount of $2,000. As discussed above, proceeds from the loans were used to repay the bank debt outstanding under AGY Shanghai’s prior credit agreements and the short-term predecessor related parties working capital loan.

The term loan is secured by AGY Shanghai’s building and equipment, and bears interest annually at the rate of either the five-year lending rate as published by the People’s Bank of China, plus a margin, or six-month LIBOR plus 3.0%. Term loan borrowings may be made in both local currency and US Dollars, up to certain limits.

Principal on the term loan is due semi-annually beginning April 2010.

The working capital loan facility is secured by future equipment and assets acquired by AGY Shanghai and bears interest annually at the rate of either the one-year lending rate as published by the People’s Bank of China or three-month LIBOR plus 3.0%. Working capital loan borrowings may be made in both local currency and US Dollars, up to certain limits.

The letter of credit facility is a one-year facility for the issuance of documentary letters of credit up to a maximum term of 120 days. A 15% deposit is required upon issuance with the balance due upon settlement of the underlying obligation.

(g)	Reflects the estimated current and noncurrent estimated liability associated with a supply agreement entered into with Grace in conjunction with the acquisition.

(h)	Reflects the reclassification of AGY China’s long-term deferred tax assets in the pro forma combined balance sheet as of March 31, 2009.

(i)	Reflects the preliminary estimated fair value of the noncontrolling interest, including the put option described in Note 1 as of March 31, 2009. As a result of the put option’s redemption feature, the noncontrolling interest, approximately $12,431 at the acquisition date, is classified as temporary equity (presented in the accompanying combined balance sheet between total liabilities and shareholder’s equity).

(j)	Reflects the elimination of AGY’s China predecessor shareholder’s equity of $35,433 at March 31, 2009 and the $20,000 of additional paid-in capital that was recorded by AGY Holdings to recognize an additional contribution by certain KAGY Holdings shareholders to fund the AGY China acquisition.

(k)	Reflects additional alloy depletion expense resulting from the increase in fair value of AGY China’s alloy metals resulting from the application of purchase accounting to the AGY China acquisition.

(l)	Reflects the adjustment to historical depreciation resulting from the preliminary estimated increase in fair value of AGY China’s property, plant and equipment.

(m)	Reflects the adjustment to historical amortization expense to recognize the amortization of the identified intangible acquired assets.

(n)	Represents the adjustment to historical interest expense to reflect the estimate of interest expense associated with the debt incurred to repay the bank debt oustanding under AGY Shanghai’s prior credit agreements and the short-term predecessor related parties working capital loan, using the interest rates applicable for the respective period per the Shanghai credit facility as discussed in (f) above.

(o)	Reflects the elimination of the non recurring impact of acquisition related costs, consisting primarily of legal and other professional fees. At March 31, 2009, acquisition related costs incurred and recognized as expense in the statement of operations were $1,654.

(p)	The estimated income tax impact of the pro forma adjustments is immaterial, after taking into account the valuation allowance provided on AGY China’s deferred tax assets and the elimination of the transaction costs as a non-taxable pro forma adjustment.

(q)	Reflects the allocation of AGY China’s net results to the 30% noncontrolling interest.